                       Consolidated Cigar Holdings Inc.
                           5500 North Andrews Avenue
                                   Suite 700
                      Fort Lauderdale, Florida 33309-2369


                                                     March 30, 1998



To Our Stockholders:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Consolidated Cigar Holdings Inc. to be held at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334-3642, on Tuesday, May 12, 1998, at 1:00 p.m. local time.

         The business of the meeting will be to elect directors and ratify the selection of independent auditors for 1998. Information on each of these matters can be found in the accompanying Proxy Statement.

         While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.


                                                     Sincerely,


                                                     /s/ Theo w. Folz
                                                     -------------------------
                                                     Theo W. Folz
                                                     Chief Executive Officer

                        CONSOLIDATED CIGAR HOLDINGS INC.
                           5900 NORTH ANDREWS AVENUE
                                   SUITE 700
                      FORT LAUDERDALE, FLORIDA 33309-2369



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




To the Stockholders of
Consolidated Cigar Holdings Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Consolidated Cigar Holdings Inc., a Delaware corporation (the "Company"), will be held on the 12th day of May, 1998, at 1:00 p.m., local time, at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334-3642, for the following purposes:

         1. To re-elect six members of the Company's Board of Directors to serve until the Company's next Annual Meeting and until such directors' successors are duly elected and shall have qualified.

         2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1998.

         3. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 24, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

         To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

                                            By Order of the Board of Directors


                                            CONSOLIDATED CIGAR HOLDINGS INC.

March 30, 1998



                PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                 PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                  THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                        IN ACCORDANCE WITH YOUR WISHES.

                        CONSOLIDATED CIGAR HOLDINGS INC.

                      ------------------------------------


                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1998

                      ------------------------------------



         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Consolidated Cigar Holdings Inc., a Delaware corporation ( the "Company"), of proxies to be voted at the 1998 Annual Meeting of Stockholders to be held on the 12th day of May, 1998, at 1:00 p.m., local time, at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334-3642, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about March 30, 1998.

         At the Annual Meeting, the Company's stockholders will be asked (1) to re-elect the following persons as Directors of the Company until the Company's next Annual Meeting and until such Directors' successors are duly elected and shall have qualified: Ronald O. Perelman, Philip E. Beekman, Michael Fuchs, Howard Gittis, Theo W. Folz and Robert Sargent Shriver III; (2) to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1998; and (3) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         The principal executive offices of the Company are located at 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369 and the telephone number is 954-772-9000.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

         All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the six nominees for Director identified in this Proxy Statement and the ratification of Ernst & Young LLP as the Company's auditors. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 5900 North Andrews Avenue, Suite

700, Fort Lauderdale, Florida 33309-2369, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

         The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL MEETING

         Only holders of record of the Company's Class A common stock, par value $0.01 per share (the "Class A Common Stock"), and holders of record of the Company's Class B common stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), at the close of business on March 24, 1998 (the "Record Date") were entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 30,575,101 shares of Common Stock comprised of 10,975,101 shares of Class A Common Stock (excluding treasury shares) and 19,600,000 shares of Class B Common Stock. Each share of Class A Common Stock entitles the holder of record to one vote and each share of Class B Common Stock entitles the holder of record to ten votes. All of the shares of Class B Common Stock are owned by Mafco Consolidated Group Inc. ("Mafco Consolidated Group"), a corporation which is indirectly wholly owned, through Mafco Holdings Inc. ("Mafco Holdings"), by Ronald O. Perelman. Mafco Consolidated Group beneficially owns shares of Class B Common Stock representing approximately 95% of the combined voting power of the outstanding shares of Common Stock. Mafco Consolidated Group has informed the Company that it will vote FOR the election of the nominees to the Board of Directors identified herein and vote FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1998. Accordingly, the affirmative vote of Mafco Consolidated Group is sufficient, without the concurring vote of any other stockholder of the Company, to approve and adopt each of the proposals to be considered at the Annual Meeting.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         All of the Company's Directors will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of stockholders and until their successors are duly elected and shall have qualified. All of the nominees are currently members of the Board of Directors and the proxies solicited hereby will be voted FOR their election. All of the nominees, if elected, are expected to serve until the next succeeding Annual Meeting. Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of Directors (including broker non- votes) will be disregarded and have no effect on the outcome of the vote.

         The Board of Directors has been informed that all persons listed below are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

NOMINEES FOR ELECTION AS DIRECTORS

         The name, age (as of March 24, 1998), principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each of the nominees for Director are set forth hereafter.

         RONALD O. PERELMAN (55) has been Director of the Company and Chairman of the Executive Committee since its formation in 1993 and was Chairman of the Board until 1997. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes Holdings" and, together with Mafco Holdings, "MacAndrews & Forbes"), diversified holding companies, and various affiliates since 1980. Mr. Perelman also is Chairman of the Executive Committee of the Boards of Directors of M & F Worldwide Corp. ("M & F Worldwide") and Revlon, Inc. and is Chairman of the Board of Meridian Sports Incorporated ("Meridian Sports"). Mr. Perelman is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

California Federal Bank, a Federal Savings Bank ("California Federal"), First Nationwide Holdings Inc. ("First Nationwide"), First Nationwide (Parent) Holdings Inc. ("First Nationwide Parent"), Meridian Sports, REV Holdings Inc., Revlon, Inc. and Revlon Consumer Products Corporation ("Revlon Products"). (On December 27, 1996, Marvel Entertainment Group, Inc. ("Marvel"), Marvel Holdings Inc., Marvel (Parent) Holdings Inc., of which Mr. Perelman was then a director, and Marvel III Holdings Inc. of which Mr. Perelman is a director, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

         HOWARD GITTIS (64) has been a Director of the Company since its formation in 1993. Mr. Gittis has been Vice Chairman, Chief Administrative Officer and a Director of MacAndrews & Forbes, a diversified holding company, and various affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: California Federal, First Nationwide, First Nationwide Parent, M & F Worldwide, Revlon, Inc., REV Holdings Inc., Revlon Products, Revlon Worldwide, Jones Apparel Group, Inc., Loral Space & Communications Ltd. and Rutherford-Moran Oil Corporation.

         THEO W. FOLZ (54) has been Chairman of the Board of Directors of the Company since 1997 and President, Chief Executive Officer and a Director since June 1996. Mr. Folz has been President and Chief Executive Officer of Consolidated Cigar Corporation ("Consolidated Cigar") since 1984. Mr. Folz has been a Director, President and Chief Executive Officer of M & F Worldwide since 1996 and Chairman of the Board since 1997, and Vice Chairman, Director and Chief Executive Officer of Pneumo Abex Corporation, successor by merger to Mafco Worldwide Corporation, since January 1995.

         PHILIP E. BEEKMAN (66) has been President of Owl Hollow Enterprises for more than the past five years. Prior to that Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc. Mr. Beekman also is a director of Kendle International Inc., The General Chemical Group Inc., BT Office Products International Inc. and Linens N Things Inc.

         MICHAEL FUCHS (52) has been a Director of the Company since 1997. Mr. Fuchs was Chairman of the Board and Chief Executive Officer of Home Box Office from 1984 until 1995, and Chairman of the Board of Home Box Office and Chairman of the Board and Chief Executive Officer of Warner Music Group from May 1995 until November 1995. Mr. Fuchs also is a director of IMAX Corp. and Auto-By-Tel Corporation.

         ROBERT SARGENT SHRIVER III (43) has been a Director of the Company since January 1997. Mr. Shriver is President of RSS Inc. and was President of Special Olympic Productions, Inc. for more than five years prior thereto. Mr. Shriver also is a Director of MK Gold Company, which files reports pursuant to the Exchange Act.

BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee.

         The Executive Committee consists of Messrs. Perelman, Gittis and Folz. The Executive Committee may exercise all the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law. The Audit Committee, consisting of Messrs. Beekman and Fuchs, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews the changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Compensation Committee, consisting of Messrs. Gittis and Shriver, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee may consider and recommend awards of options to purchase shares of Common Stock pursuant to the Consolidated Cigar Holdings Inc. 1996 Stock Plan (the "Stock Plan").

         During 1997, the Board of Directors held four meetings and acted two times by unanimous written consent. During 1997, the Audit Committee met four times, the Executive Committee acted one time by unanimous written consent and did not hold a meeting and the Compensation Committee acted one time by unanimous written consent and held one meeting.

COMPENSATION OF DIRECTORS

         Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee, payable in monthly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

EXECUTIVE OFFICERS

         The following table sets forth as of the date hereof the executive officers of the Company and executive officers of its operating subsidiary, Consolidated Cigar.

NAME                                            POSITION
----                                            --------
Theo W. Folz               Chairman, President and Chief Executive Officer
Barry F. Schwartz          Executive Vice President and General Counsel
Gary R. Ellis              Senior Vice President, Chief Financial Officer and
                           Treasurer of the Company and Consolidated Cigar
James M. Parnofiello       Vice President and Controller of the Company and
                           Consolidated Cigar
Richard L. DiMeola         Executive Vice President and Chief Operating Officer
                           of Consolidated Cigar
James L. Colucci           Senior Vice President-Sales and Marketing of Consoli-
                           dated Cigar
George F. Gershel, Jr.     Senior Vice President-Tobacco of Consolidated Cigar
Denis F. McQuillen         Senior Vice President-Manufacturing of Consolidated
                           Cigar

         The biographical information about Mr. Folz is above, see "Nominees for Election as Directors."

         Barry F. Schwartz (48) has been Executive Vice President and General Counsel of the Company since 1996. He has been Executive Vice President and General Counsel of MacAndrews & Forbes, a diversified holding company, and various affiliates since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes from 1989 to 1993. (On December 27, 1996, Marvel Holdings Inc. and Marvel (Parent) Holdings Inc. of which Mr. Schwartz was then an executive officer and Marvel III Holdings Inc. of which Mr. Schwartz is an executive officer, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

         Gary R. Ellis (44) has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since 1996 and Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Consolidated Cigar since November 1988. From 1987 to 1988, Mr. Ellis was the Executive Vice President, Chief Financial Officer and Treasurer of Brooks Drug, Inc. and from 1985 to 1987, he was the Vice President and Controller of MacAndrews & Forbes.

         James M. Parnofiello (49) has been Vice President and Controller of the Company since June 1996. Mr. Parnofiello has been Vice President of Consolidated Cigar since January 1996 and Controller of Consolidated Cigar since September 1989. Mr. Parnofiello was Assistant Controller of Consolidated Cigar from March 1989 to September 1989.

         Richard L. DiMeola (63) has been Executive Vice President and Chief Operating Officer of Consolidated Cigar since November 1988. Mr. DiMeola joined Consolidated Cigar in January 1985 as President of the Premium Products Division.

         James L. Colucci (51) has been Senior Vice President of Sales and Marketing of Consolidated Cigar since November 1988. Mr. Colucci was Vice President of Sales and Marketing of Consolidated Cigar from 1985 to 1988. From 1982 to 1985, Mr. Colucci was Senior Vice President and General Manager of Design Wire, Inc. (a company selling wire racks to supermarkets).

         George F. Gershel, Jr. (68) has been Senior Vice President-Tobacco of Consolidated Cigar since June 1977. Mr. Gershel joined Consolidated Cigar in 1961.

         Denis F. McQuillen (52) has been Senior Vice President-Manufacturing of Consolidated Cigar since December 1985. Mr. McQuillen joined Consolidated Cigar in 1981.

EXECUTIVE COMPENSATION

         The Company, as a holding company with no business operations of its own, conducts its business through Consolidated Cigar. The executive officers of the Company receive no compensation for their services to the Company. Accordingly, the following table presents certain information concerning compensation paid or accrued for services rendered to Consolidated Cigar in all capacities during the three years ended December 31, 1997 for the Chief Executive Officer and the four other most highly compensated executive officers of Consolidated Cigar whose total annual salary and bonus in the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-
                                                                                    TERM
                                                                                   COMPEN-
                                                                                   SATION
                                               ANNUAL COMPENSATION                 AWARDS
---------------------------------------------------------------------------------------------------------------

                                                                                  NUMBER OF
                                                                      OTHER      SECURITIES
                                                                     ANNUAL      UNDERLYING         ALL
                                                                     COMPEN-      OPTIONS/         OTHER
NAME AND                                                             SATION       SARS (B)         COMPEN-
PRINCIPAL POSITION           YEAR      SALARY ($)     BONUS ($)      ($)(A)          (#)       SATION ($)(C)
------------------           ----      ----------     ---------      ------          ---       -------------
Theo W. Folz                 1997          840,000     1,155,000   56,466          625,000         3,200
Chief Executive Officer      1996          770,000     1,155,000   51,243          250,000         3,000
and President                1995          700,000       700,000        0             0            3,000

Richard L. DiMeola           1997          300,000       412,500        0             0            3,200
Executive Vice President     1996          275,000       412,500        0          55,000          3,000
and Chief Operating Of-      1995          260,000       260,000        0             0            3,000
ficer

George F. Gershel, Jr.       1997          270,000       297,000        0             0            3,200
Senior Vice President-       1996          247,500       297,000        0          50,000          3,000
Tobacco                      1995          230,000       170,000        0             0            3,000

Gary R. Ellis                1997          237,500       326,250        0             0            3,200
Senior Vice President,       1996          217,500       326,250        0          50,000          3,000
Chief Financial Officer,     1995          200,000       200,000        0             0            3,000
Secretary and Treasurer

James L. Colucci             1997          237,500       326,250        0             0            3,200
Senior Vice President of     1996          217,500       326,250        0          50,000          3,000
Sales and Marketing          1995          200,000       200,000        0             0            3,000

--------------


(a) Represents perquisites and other personal benefits, of which in 1997 and 1996 $32,437 and $39,046, respectively was related to the personal use of a company automobile and in 1997 $19,997 was related to personal use of a company aircraft.

(b) The options vest one third each year beginning on the first anniversary of the date of grant and become 100% vested on the third anniversary of the date of grant.

(c) Represents the Company's contributions to the employee's account under Consolidated Cigar's 401(k) plan.

STOCK OPTION TRANSACTIONS IN 1997

         During 1997, the following grants were made under the 1996 Stock Option Plan to the Named Executive Officer.


                           OPTIONS/SAR GRANTS IN 1997

                                                      INDIVIDUAL GRANTS
                                   -----------------------------------------------------------------------------
                                    NUMBER OF     % OF TOTAL
                                    SECURITIES      OPTIONS      EXERCISE OR
                                    UNDERLYING    GRANTED TO     BASE PRICE
                                     OPTIONS     EMPLOYEES IN       (PER        EXPIRATION      GRANT DATE
                                     GRANTED      FISCAL YEAR     SHARE)(a)        DATE      PRESENT VALUE(b)
                                   ------------  -------------   -----------    ----------   ----------------
Theo W. Folz.....................      625,000        100%          $23.68         2007           $7,631,250



----------------------

(a) Represents a weighted average exercise price. The options vest one third each year beginning on the first anniversary of the date of grant and become 100% vested on the third anniversary of the date of grant.

(b) The present value of the options are based on the Black-Scholes option pricing model using the following assumptions: (i) stock price volatility of 52%, (ii) a risk-free rate of 5.63%, (iii) a dividend yield of 0%,
      (iv) an exercise price equal to the fair market value of the Common Stock on the date of grant, (v) an expected life of 5 years and (vi) no discounts for forfeiture or nontransferability.

      The following table shows, for 1997, the number of stock options exercised and the 1997 year-end value of the options held by the Named Executive Officers:


                             AGGREGATED OPTION/SAR EXERCISES IN 1997 AND
                                   YEAR-END 1997 OPTION/SAR VALUES



                                                                             NUMBER OF
                                                                             SECURITIES            VALUE OF
                                                                             UNDERLYING           UNEXERCISED
                                                                            UNEXERCISED          IN-THE-MONEY
                                                                             OPTIONS AT           OPTIONS AT
                                         NUMBER OF                             FY-END               FY-END*
                                      SHARES ACQUIRED       VALUE         EXERCISABLE(E)/       EXERCISABLE(E)/
               NAME                     ON EXERCISE        REALIZED       UNEXERCISABLE(U)     UNEXERCISABLE(U)
---------------------------------   ------------------  -------------   -------------------  --------------------
Theo W. Folz......................           0                  $0      83,333(E)                   $    380,832(E)
                                                                       791,667(U)                      3,192,918(U)
Richard L. DiMeola................           0                   0      18,333(E)                         83,783(E)
                                                                        36,667(U)                        167,567(U)
Gary R. Ellis.....................           0                   0      16,667(E)                         76,168(E)
                                                                        33,333(U)                        152,332(U)
James L. Colucci..................           0                   0      16,667(E)                         76,168(E)
                                                                        33,333(U)                        152,332(U)
George F. Gershel, Jr.............           0                   0      16,667(E)                         76,168(E)
                                                                        33,333(U)                        152,332(U)


-------------
* Based on the closing price of Class A Common Stock on the NYSE on December 31, 1997 of $279/16 per share.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of Messrs. Gittis and Shriver, neither of whom are officers or employees of the Company. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

         Compensation Policies. The Company's current compensation arrangements for senior executives are affected by the Company's history as a private company until the Company became a subsidiary of Mafco Consolidated Group Inc. in 1995 and the Company's 1996 initial public offering, after which the Compensation Committee was established. The overall compensation program for officers historically emphasized a strong base salary position in relation to competitive practice and competitive annual bonus opportunity dependent upon the financial performance of the Company. The Company did not offer long-term incentive opportunities as an executive compensation element until 1996 when the first stock option awards were made.

         The overall objectives of the Company's compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through a stock option plan and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

         The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock option awards. An executive officer's annual base salary represents the fixed component of such executive officer's total compensation, and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Folz, the Company's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

         Base Salaries. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and its predecessors.

         Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect of corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

         Annual Incentive Compensation Awards. The variable compensation payable annually to executive officers (including the Chief Executive Officer) generally consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions with certain executives which provide eligibility to receive bonuses under the Consolidated Cigar Performance Bonus Plan determined in accordance with a formula relating to achievement of Company performance goals. The Consolidated Cigar Performance Bonus Plan is described elsewhere in this Proxy Statement. Such performance goals, are based upon the Company's earnings before interest, taxes, depreciation and amortization (EBITDA). The annual incentive compensation earned by the executives with respect to 1997 was determined in accordance with such provisions.

         Other Incentive Compensation Awards. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of stock options is set at a price equal to the market price of the Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Common Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value. In 1997, stock options were granted to the Company's Chief Executive Officer.

         Chief Executive Officer Compensation. Mr. Folz serves as Chief Executive Officer of the Company and has served as Chief Executive Officer of the Company's operating subsidiary Consolidated Cigar for the past 14 years. Mr. Folz also serves as the Chief Executive Officer of the Company's affiliate, M & F Worldwide. Until August 1, 1996, Mr. Folz served the Company and Mafco Consolidated Group Inc. pursuant to an employment agreement with Mafco Consolidated Group Inc. (the "MCG Employment Agreement"). The MCG Employment Agreement provides for a performance bonus under the Tobacco Products Group Performance Bonus Plan based on achievement of certain EBITDA targets. As of August 1, 1996, for the services to be rendered by Mr. Folz to the Company and Consolidated Cigar Corporation, Consolidated Cigar has assumed the obligations of Mafco Consolidated Group under the MCG Employment Agreement with respect to a portion of the base salary and employee benefits to be provided to Mr. Folz under the MCG Employment Agreement. The Compensation Committee believes that the allocation of the MCG Employment Agreement to the Company is appropriate in light of the experience and expertise Mr. Folz brings to the position and the portion of the time that Mr. Folz dedicates to his position with the Company, and considering compensation levels of Chief Executive Officers of comparable companies (including, but not limited to, companies comprising the peer group selected for the performance graph, as well as other companies of similar size with which the Compensation Committee believes the Company competes for executive talent).

         Deductibility of Compensation. The Compensation Committee attempts to ensure full deductibility of compensation in light of the limitation on the deductibility of certain compensation in excess of one million dollars under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Consolidated Cigar Performance Bonus Plan and the 1996 Stock Option Plan, described elsewhere in this Proxy Statement, are designed so as to cause stock options and bonuses granted thereunder to be exempt from the limitations contained in such Section 162(m).

                                                     The Compensation Committee
                                                     of the Board of Directors

                                                     Howard Gittis, Chairman
                                                     Robert Sargent Shriver III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company and Consolidated Cigar did not have a Compensation Committee prior to the Company's initial pubic offering of the Class A Common Stock (the "IPO"), completed on August 21, 1996. The Compensation Committee of the Company is presently comprised of Messrs. Gittis and Shriver, neither of whom is an officer or employee of the Company or its subsidiaries.

EMPLOYMENT ARRANGEMENTS

         Mafco Consolidated Group entered into an employment agreement (the "MCG Employment Agreement") with Mr. Folz with respect to an employment term commencing on July 1, 1995 and ending on December 31, 1998. Until August 1, 1996, Mr. Folz served the Company and Consolidated Cigar pursuant to the MCG Employment Agreement. As of August 1, 1996, Consolidated Cigar assumed the obligations of Mafco Consolidated Group under the MCG Employment Agreement with respect to a portion of the base salary and employee benefits to be provided to Mr. Folz under the MCG Employment Agreement and, simultaneously therewith, entered into a new employment agreement with Mr. Folz memorializing such assumption and expiring on December 31, 1999. The employment agreement provides for an initial base salary of $770,000 per year. In addition, Mr. Folz is eligible to receive annual performance bonus payments, subject to an annual maximum of $2 million, based on achievement by Consolidated Cigar of certain EBITDA targets, which bonus payments shall be made pursuant to the Consolidated Cigar Performance Bonus Plan, as set forth in his employment agreement. See "--Consolidated Cigar Performance Bonus Plan." After December 31, 1998, Consolidated Cigar may give notice of non-renewal, in which case the term of the agreement will be extended for a period of twelve months following such notice. From and after January 1, 2000, the term will be automatically extended day-by-day until Consolidated Cigar gives notice of non-renewal, in which case the term will be extended for a period of twelve months. In the event of Consolidated Cigar's breach, Mr. Folz is entitled to terminate the employment agreement; in that event, base salary, performance bonuses and benefits are to be paid for the remaining term of the employment agreement or, if longer and if no non-renewal notice has been given by Consolidated Cigar prior to that time, twelve months, offset by any other compensation Mr. Folz receives during this period. The Company may terminate the agreement, among other things, in the event of gross neglect or willful misconduct or breach by Mr. Folz of any material provision of the agreement.

         On August 1, 1996, Consolidated Cigar entered into an employment agreement with each of Messrs. DiMeola, Ellis, Colucci and Gershel, each of which expires on December 31, 1999, unless sooner terminated by the employee's death, disability (in which case Consolidated Cigar may elect to terminate the employment agreement), gross neglect or willful misconduct (in which case Consolidated Cigar may terminate the employment agreement immediately upon written notice), the employee's willful and material failure to perform his contractual obligations or by Consolidated Cigar's material breach of the agreement. After December 31, 1998, Consolidated Cigar may give notice of non-renewal, in which case the term of the agreement will be extended for a period of twelve months following such notice. From and after January 1, 2000, the term will be automatically extended day-by-day until Consolidated Cigar gives notice of non-renewal, in which case the term will be extended for a period of twelve months. In the event of Consolidated Cigar's breach, the employee is entitled to terminate the employment agreement; in that event, base salary, performance bonuses and benefits are to be paid to the employee for the remaining term of the employment agreement or, if longer and if no non-renewal notice has been given by Consolidated Cigar prior to that time, twelve months, offset by any other compensation the employee receives during this period. The employment agreements provide for initial annual base salaries of $275,000 for Mr. DiMeola, $217,500 for each of Messrs. Ellis and Colucci and $247,500 for Mr. Gershel. The employment agreements also provide, subject to approval by stockholders, for annual performance bonus payments, subject to an annual maximum of $1 million, based on achievement by Consolidated Cigar of certain EBITDA targets, which bonus payments shall be made pursuant to the Consolidated Cigar Performance Bonus Plan, as set forth in the employment agreements.

CONSOLIDATED CIGAR PERFORMANCE BONUS PLAN

         Consolidated Cigar has entered into employment agreements with certain employees, including Messrs. Folz, DiMeola, Ellis, Colucci and Gershel, each of which provides, among other things, for payment of performance bonuses (the "Consolidated Cigar Performance Bonus Plan"). The Consolidated Cigar Performance Bonus Plan has been approved by the Company's stockholders. Compensation payable under the Consolidated Cigar Performance Bonus Plan is intended to qualify as "performance based compensation" under Section 162(m) of the Code. Under the Consolidated Cigar Performance Bonus Plan, the participants are eligible to receive annual performance bonus cash awards based on achievement of EBITDA targets established by the Compensation Committee and set forth in their respective employment agreements with respect to each calendar year. The payments under the Consolidated Cigar Performance Bonus Plan to any one individual during any calendar year may not exceed $2 million for the Chief Executive Officer and $1 million for each of the other participants.

DEFINED BENEFIT PLAN

         Domestic (United States) salaried employees of Consolidated Cigar are eligible to participate in the Consolidated Cigar Domestic Salaried Employees' Defined Benefit Plan, a defined benefit pension plan (the "Plan"), which, effective as of the end of 1995, was merged into a defined benefit pension plan sponsored by a subsidiary of Mafco Consolidated Group. Effective September 30, 1997, Consolidated Cigar's pension assets and liabilities were spun-off to a new Consolidated Cigar plan. The effect of the assumption of the net accrued pension liability was recorded as a reduction of capital of $300,000. The merger and spin-off of the Plan did not change the level of pension benefits provided to Consolidated Cigar employees. Plan benefits are a factor of service (up to a maximum of 33 years) with Consolidated Cigar and "Average Final Compensation" (average monthly compensation during the 60 consecutive months in which compensation was highest in the ten years prior to termination of employment). Compensation includes total wages, overtime, bonuses and 401(k) salary deferrals, and excludes fringe benefits and employer contributions to other deferred compensation plans. Benefits in the Plan are reduced by (i) any annuity purchased under the Gulf Western Consumer Products Salaried Employees Retirement Plan (the "Gulf & Western Plan") as of March 8, 1983 and (ii) the actuarial equivalent of any Consolidated Cigar-provided benefits received under Consolidated Cigar's 401(k) plan.

         Consolidated Cigar established a benefit restoration plan effective January 1, 1994 (the "BRP") which was designed to restore retirement benefits to those employees whose eligible pension earnings were limited to $150,000 under regulations enacted by the Internal Revenue Service. The BRP is not funded and all other vesting and payment rules follow the Plan. Beginning in 1996, the annual payment under the Plan and BRP, expressed as a straight life annuity, before adjustment for social security beginning at age 65 and before reduction for benefits payable under the Gulf & Western Plan or the Company's 401(k) plan, are as follows:




                                                            YEARS OF SERVICE
                           ----------------------------------------------------------------------------------------

   REMUNERATION                  5             10              15             20             25             35
                           ------------   ------------   -------------   ------------  -------------   ------------

        $ 50,000              $ 3,788        $ 7,575        $ 11,363       $ 15,150       $ 18,938       $ 25,000
          75,000                5,681         11,363          17,044         22,725         28,406         37,500
         100,000                7,575         15,150          22,725         30,300         37,875         50,000
         125,000                9,469         18,938          28,406         37,875         47,344         62,500
         150,000               11,363         22,725          34,088         45,450         56,813         75,000
         175,000               13,256         26,513          39,769         53,025         66,281         87,500
         200,000               15,150         30,300          45,450         60,600         75,750        100,000
         225,000               17,044         34,088          51,131         68,175         85,219        112,500
         250,000               18,938         37,875          56,813         75,750         94,688        125,000
         300,000               22,725         45,450          68,175         90,900        113,625        150,000
         400,000               30,300         60,600          90,900        121,200        151,500        200,000
         450,000               34,088         68,175         102,263        136,350        170,438        225,000
         500,000+              37,875         75,750         113,625        151,500        189,375        250,000



         Benefits under the Plan are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 1997 was $125,000 or $10,400 per month, based on a maximum annual compensation of $160,000. The maximum annual remuneration considered for purposes of the BRP was $500,000 in 1997.

         As of December 31, 1997, the credited years of service under the Plan were 14 years for Mr. Folz, 13 years for Mr. DiMeola, nine years for Mr. Ellis, 21 years for Mr. Colucci and 37 years for Mr. Gershel.

COMMON STOCK PERFORMANCE

         The Company's Common Stock commenced trading on the New York Stock Exchange (the "NYSE") on August 16, 1996. The graph set forth below presents a comparison of cumulative stockholder return through December 31, 1997, assuming reinvestment of dividends, by an investor who invested $100 on August 16, 1996 in each of (i) the Class A Common Stock (ii) the Russell 2000 Index and (iii) a self determined peer group.

                             COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                          COMPANY COMMON STOCK, THE RUSSELL 2000 INDEX AND
                                    A SELF DETERMINED PEER GROUP




                                    August 16, 1996    December 31, 1996   December 31, 1997
                                    ---------------    -----------------   -----------------
Consolidated Cigar Holdings Inc.          100                  110                126
Russell 2000 Index                        100                  110                135
Peer Group                                100                   93                 92

------------------------------

(a) Includes Caribbean Cigar Company, General Cigar Holdings Inc. and Swisher International Group Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for a specified fiscal year, except as otherwise set forth herein, the Company believes that all its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1997. In March 1997, Mafco Consolidated offered and sold 5,000,000 shares of Class A Common Stock in a public offering registered under the Securities Act of 1933. In connection with such offering, Mr. Perelman, as beneficial owner of Mafco Consolidated reported such sale on a Form 5 in February 1998.


               PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS

         The Audit Committee and the Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. Although stockholder action on this matter is not required, this appointment is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the selection of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

         Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

         The following table sets forth as of March 24, 1998, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each Director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the Named Executive Officers and by all directors and officers (including a former executive officer) as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.





                                            CLASS A COMMON STOCK              CLASS B COMMON STOCK
                                       --------------------------        -------------------------

                                           NUMBER                            NUMBER                          PERCENT
                                         OF SHARES                         OF SHARES                         OF TOTAL
NAME AND ADDRESS                        BENEFICIALLY       PERCENT        BENEFICIALLY       PERCENT          VOTING
OF BENEFICIAL OWNER                       OWNED(1)         OF CLASS          OWNED          OF CLASS          POWER
---------------------------------      ------------     ------------     ------------     -----------     ------------
Ronald O. Perelman(2)...............       19,600,000         63.3%          19,600,000          100%            94.7%
   35 East 62nd Street
   New York, New York 10021

Franklin Resources, Inc.............        1,127,345          9.9%(3)               --            --              *
   777 Mariners Island Blvd.
   San Matco, California  94404

Warburg Pincus Asset Manage-                1,129,300          9.9%(3)               --            --              *
ment, Inc...........................
   466 Lexington Avenue
   New York, New York  10017

FMR Corp............................          841,700          7.4%(3)               --            --              *
   82 Devonshire Street
   Boston,  Massachusetts  02109

Morgan Stanley, Dean Witter Dis-              723,300          6.4%(3)               --            --              *
cover & Co..........................
   1585 Broadway
   New York, New York 10036

Philip E. Beekman...................            1,000           *                    __            __              *

Howard Gittis.......................            5,000           *                    --            --              *

Theo W. Folz........................          341,666           *                    --            --              *

Michael Fuchs.......................                0           *                    --            --              *

Robert Sargent Shriver III..........           15,000           *                    --            --              *

Barry F. Schwartz...................            3,000           *                    --            --              *

Gary R. Ellis.......................           20,666           *                    --            --              *

Richard L. DiMeola..................           28,333           *                    --            --              *

James L. Colucci....................           19,666           *                    --            --              *

George F. Gershel, Jr...............           17,666           *                    --            --              *

All Directors and executive offi-          20,084,508         64.9%          19,600,000          100%            94.7%
cers as a group (13 persons)........


------------------
*      Less than 1%.
(Footnotes on next page)

(1) Shares of Class A Common Stock issuable upon conversion of the Class B Common Stock owned by Mafco Consolidated Group are deemed to be outstanding for purposes of computing the percentage ownership of Class A Common Stock of Mr. Perelman through Mafco Consolidated Group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of Class A Common Stock of any other person shown in the table.

(2) Represents shares of Class A Common Stock issuable upon the conversion of the Class B Common Stock indirectly owned through Mafco Holdings. Mafco Holdings is wholly owned by Mr. Perelman. All of the shares of common stock owned by Mafco Holdings are and shares of intermediate holding companies are, or may from time to time be, pledged to secure obligations.

(3) Reflects the percentage of shares of Class A Common Stock beneficially owned by such person. In each case, such person beneficially owns less than 3% of the outstanding Common Stock and less than 1% of the combined voting power of the outstanding Common Stock.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MAFCO HOLDINGS

       As a result of Mafco Holdings' stock ownership, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Mafco Holdings, which is expected to continue to be, able to direct and control the policies of the Company and its subsidiaries, including with respect to mergers, sales of assets and similar transactions.

       Mafco Holdings is 100% wholly-owned by Ronald O. Perelman. Mafco Holdings is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, Inc., Mafco Holdings is engaged in the cosmetics and skin care, fragrance and personal care products business. Mafco Holdings also owns 65% of Meridian Sports, a manufacturer and marketer of specialized ski-boats. Through its 64% ownership of the Company, Mafco Holdings is engaged in the manufacture and distribution of cigars and pipe tobacco. Through its 36% ownership of M & F Worldwide (assuming conversion of certain preferred stock), Mafco Holdings is in the business of processing licorice and other flavors. On December 18, 1997, Mafco Holdings entered into an agreement pursuant to which Mafco Holdings will acquire a controlling interest in Panavision Inc., a manufacturer and supplier of film camera systems to the motion picture and television industries. Mafco Holdings is also in the financial services business through its 80% ownership interest in California Federal. On February 4, 1998, Mafco Holdings entered into an agreement with Golden State Bancorp Inc. pursuant to which California Federal and Golden State Bancorp Inc. will merge. The resulting corporation will retain the name California Federal.

       The Company is insured under policies maintained by Mafco Holdings, and the Company reimburses Mafco Holdings for the portion of the cost of such policies attributable to the Company. Management of the Company believes that such cost is lower than would be incurred were such entities to be separately insured. In addition, the Company reimburses Mafco Holdings for the Company's allocable portion of certain costs such as legal, accounting and other professional fees and other services and related expenses.

       In connection with the IPO, the Company granted options to purchase 500,000 shares of Class A Common Stock to Mr. Perelman as compensation for services rendered and to be rendered to the Company by Mr. Perelman. Such options were granted pursuant to the Stock Plan at an exercise price equal to $23.00 per share.
The options do not vest until 2001.

TAX SHARING AGREEMENT

       The Company and Consolidated Cigar have been, for federal income tax purposes, members of an affiliated group of corporations of which Mafco Holdings is the common parent (the "Tax Group") until March 26, 1997. As a result of such affiliation, the Company and Consolidated Cigar have been included in the consolidated federal income tax returns and, to the extent permitted by applicable law, included in combined state or local income tax returns filed on behalf of the Tax Group. Pursuant to a tax sharing agreement among the Company, Consolidated Cigar, and Mafco Consolidated Group and a tax sharing agreement between Mafco Consolidated Group and Mafco Holdings (collectively, the "Tax Sharing Agreements"), the Company had been required to pay to Mafco Consolidated Group with respect to each taxable year an amount equal to the consolidated federal, state and local income taxes that would have been incurred by the Company had it not been included in the consolidated federal and any combined state or local income tax returns filed by the Tax Group. The net amounts paid by Consolidated Cigar, through the Company, during the years ended December 31, 1995 and 1996 were approximately $0.4 million and $9.8 million, respectively and through March 26, 1997 was $4.4 million.

       The Company completed a secondary offering of Class A Common Stock on March 26, 1997, and as a result thereof, the Company is no longer included in the Tax Group's consolidated tax returns and will, instead, file its own tax returns and pay its own taxes on a separate company basis. The Company has net operating losses for the period prior to the acquisition of Consolidated Cigar by Mafco Consolidated Group on March 3, 1993 ("Pre-Acquisition"), which, pursuant to the Tax Sharing Agreements, were not available to the Company to offset taxable income generated in the period after the acquisition of Consolidated Cigar by Mafco Consolidated Group ("Post-Acquisition"). The Pre-Acquisition net operating losses that were previously restricted, pursuant to the Tax Sharing Agreements, are available to the extent that the loss carryforwards are not utilized in a Mafco Holding's consolidated tax return. Since these losses relate to the Pre-Acquisition period, a deferred tax asset would be recorded with a corresponding reduction in goodwill.

       In addition, the Company incurred tax losses in the Post-Acquisition period which the Company utilized under the Tax Sharing Agreements. A portion of these losses may be allocated to the Company pursuant to the Treasury Regulation Section 1.1502-79 which deals with consolidated returns. This tax attribute would be recorded as a deferred tax asset with a corresponding decrease to capital deficiency.

       Under existing federal income tax regulations, the Company, Consolidated Cigar and Mafco Consolidated Group are severally liable for the consolidated federal income taxes of the Tax Group for any taxable year in which they are a member of the Tax Group. Pursuant to the Tax Sharing Agreements, Mafco Holdings has agreed to indemnify the Company and Consolidated Cigar for any such federal income tax liability.

PROMISSORY NOTE

       In connection with the IPO, the Company issued a promissory note in an original principal amount of $70 million (the "Promissory Note") to Mafco Consolidated Group as a dividend. The Promissory Note is noninterest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory
Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory Note is payable in quarterly installments of $2.5 million beginning March 31, 1997 with the final installment payable on December 31, 2003.

PURCHASE OF LICORICE EXTRACT

       The Company purchases all of the licorice extract used as flavoring and moistening agents in its manufacturing processes from Mafco Worldwide, a subsidiary of M & F Worldwide Corp. During the years ended December 31, 1995, 1996 and 1997, the Company purchased approximately $269,000, $211,000 and $239,000 of licorice extract from Pneumo Abex. During 1997 the Company sold $152,000 of raw materials to Mafco Worldwide. The Company believes that the licorice extract purchased from Pneumo Abex and the raw materials sold thereto were on terms no less favorable to the Company than those obtainable in an arm's length transaction with an independent third party.

SPECIALTY PRODUCTS DIVISION

       The Company's Specialty Products Division assembles lipstick containers for Revlon Products, an 83% owned subsidiary of Mafco Holdings. Revlon Products purchased lipstick containers from the Company for approximately $874,000, $958,000 and $843,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company believes that the terms of such arrangements with Revlon Products were no less favorable to the Company than those obtainable in an arm's length transaction with an independent third party.

REGISTRATION RIGHTS AGREEMENT

       Prior to the consummation of the IPO, the Company and Mafco Consolidated Group entered into the Registration Rights Agreement pursuant to which Mafco Consolidated Group and certain transferees of Class B Common Stock held by Mafco Consolidated Group (the "Holders") have the right to require the Company to register (a "Demand Registration") under the Securities Act of 1933, as amended (the "Securities Act"), all or part of the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Holders; provided that the Company (i) is not obligated to effect a Demand Registration prior to February 11, 1997, unless Goldman, Sachs & Co. has given its consent and (ii) may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the

Holders will have the right to participate in registrations by the Company of its Class A Common Stock (a "Piggyback Registration"). The Company will pay any expenses incurred in connection with any Demand Registration or Piggyback Registration, except for underwriting discounts, commissions and certain expenses attributable to the shares of Class A Common Stock sold by such Holders.


                             ADDITIONAL INFORMATION

       The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Consolidated Cigar Holdings Inc., 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369. Each such request must set forth a good faith representation that, as of the Record Date, March 24, 1998, the person making the request was a beneficial owner of Common Stock entitled to vote.

       In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.


                             STOCKHOLDER PROPOSALS

         Under the rules and regulations of the SEC as currently in effect, any holder of at least $1,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 1999 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary, Consolidated Cigar Holdings Inc., 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369, not later than December 1, 1998.

                                 OTHER BUSINESS

         The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.


March 30, 1998
                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            CONSOLIDATED CIGAR HOLDINGS INC